Exhibit 99.2

DEPOMED, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION AND

GRANT POLICY

1.              Annual Cash Retainer.  All non-employee directors of the Company receive an annual cash retainer of $55,000.

2.              Additional Retainer — Chairman of the Board.  The chairman of the Board of Directors receives an additional annual cash retainer of $30,000.

3.              Additional Retainer — Audit Committee.  The chair of the audit committee receives an additional annual cash retainer of $20,000.  Each other member of the audit committee receives an additional annual cash retainer of $12,500.

4.              Additional Retainer — Compensation Committee.  The chair of the compensation committee receives an additional annual cash retainer of $15,000.  Each other member of the compensation committee receives an additional annual cash retainer of $10,000.

5.              Additional Retainer — Nominating and Corporate Governance Committee.  The chair of the nominating and corporate governance committee receives an additional annual cash retainer of $10,000.  Each other member of the nominating and corporate governance committee receives an additional annual cash retainer of $5,000.

6.              Performance Assessment.  The Board shall have the ability to request a member of the Board to conduct assessments of the Board and senior management.  A fee of $10,000 shall be paid upon the completion of any such requested assessments.

7.              Payments.  Payments under the policy are made quarterly in arrears.

8.              Automatic Grant of Stock Options and Restricted Stock Unit Awards.  Stock option grants and restricted stock unit awards shall be made in accordance with the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”), as follows:

(a)         on December 1, 2014 and on the date of each Annual Meeting of Shareholders held in calendar year 2015 and thereafter, each non-employee director then in office (and if a newly appointed or elected non-employee director, a director whose service commenced prior to (x) July 1, 2014 with respect to the December 1, 2014 grant and (y) January 1 of each calendar year beginning 2015 and thereafter) automatically receives (i) an option having a value equal to $60,000 (calculated using the Black-Scholes Valuation method based on assumptions consistent with the methodology used in the Company’s financial statements and with an exercise price equal to the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock as of the date of grant) that vests in 12 equal monthly installments and (ii) an award of restricted stock units having a value of $60,000 based on the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock as of the date of grant that vest on (x) December 1, 2015 (for awards of restricted stock units made on December 1, 2014) and (y) the first anniversary of date on which such award of restricted stock units were made; and

(b)         each newly-elected non-employee director receives an option having a value equal to $180,000 (calculated using the Black-Scholes Valuation method based on assumptions consistent with the methodology used in the Company’s financial statements and with an exercise price equal to the Fair Market Value (as defined in the 2014 Plan) of the Company’s common stock as of the date of grant) that vests in 36 equal monthly installments.

provided, however, that the Board may elect to (i) reduce the dollar value thresholds specified in (a) and (b) above or (ii) forgo such grants, in each case as it may deem appropriate.

Approved:  May 21, 2014

Effective:  April 1, 2014 (as to cash compensation)